Exhibit 99.1
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Equity One, Inc.                      For additional information at the Company:
1696 NE Miami Gardens Drive             Howard Sipzner, EVP & CFO
North Miami Beach, FL  33179          Media Contact:
305-947-1664                            David Schull 305-446-2700


FOR IMMEDIATE RELEASE:
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      Equity One, Inc. Completes Acquisition of Two Kroger Anchored Centers
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NORTH MIAMI BEACH, FL, March 24, 2004 - Equity One, Inc.  (NYSE:EQY),  an owner, developer and operator of community and neighborhood shopping centers located predominantly in high growth markets in the southern United States, announced today that it has completed the separate acquisitions of Creekside Plaza
Shopping Center in Arlington, Texas and The Village Center in Southlake, Texas for total consideration of $31.5 million. Both properties are unencumbered, and Equity One funded the purchase costs from its unsecured line of credit.

Creekside Plaza is a 101,016 square foot shopping center anchored by a 60,932 square foot Kroger Signature supermarket, Hollywood Video and Washington Mutual. The center includes 28,384 square feet of local tenant space and is currently 100% leased. The first phase of Creekside Plaza was completed in 1997 with the second phase completed the following year. The center is situated on 18.9 acres at the intersection of State Highway 360 and Green Oaks Boulevard in Arlington, Texas. In connection with the purchase, Equity One acquired a 2.5 acre pad site and additional unimproved land for future development of approximately 5,000 square feet of additional retail space. The population within a one-mile radius has increased over 75% since 1990 and is expected to increase an additional 19.5% between 2002 and 2007.

The Village is a 118,092 square foot shopping center anchored by a 60,932 square foot Kroger Signature supermarket. The balance of the center consists of 57,160 square feet of local space and is currently 96% leased. The center was completed in 1996 on a 13.1-acre site and is located at the northeast corner of Southlake Boulevard and Village Center Drive just west of State Highway 114 in Southlake, Texas, approximately 15 miles northwest of Dallas and 10 miles northeast of Fort Worth. Southlake is considered one of the most affluent cities within the Dallas-Fort Worth metroplex, and has experienced 10% growth in population since 2000 and 238% over the most recent 12-year period. "These two shopping centers are anchored by the area's leading grocer in densely populated, infill locations with significant barriers to entry," stated Chaim Katzman, Chairman and Chief Executive Officer of Equity One. "They represent prime examples of the type of product we will continue to seek to acquire to expand our substantial market position in Texas and throughout the southern United States."

About Equity One, Inc.
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Equity  One  is a  real  estate  investment  trust  that  principally  acquires, renovates,  develops and manages  neighborhood  and community  shopping  centers
anchored   by   national   and   regional    supermarket    chains   and   other
necessity-oriented retailers such as drug stores or discount retail stores. Our 20 million square foot portfolio consists of 187 properties located primarily in
metropolitan   areas  of  the   southern   United   States,   encompassing   126
supermarket-anchored shopping centers, 10 drug store-anchored shopping centers, 44 other retail-anchored shopping centers, two commercial properties and five retail

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developments,  as well as non-controlling  interests in two unconsolidated joint
ventures.   For   additional   information,   please   visit  our  web  site  at
www.equityone.net.

Forward Looking Statements
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Certain  matters  discussed  by  Equity  One in this  press  release  constitute forward-looking  statements  within the meaning of the federal  securities laws.
Although   Equity  One  believes  that  the   expectations   reflected  in  such
forward-looking statements are based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include changes in macro-economic conditions and the demand for retail space in Florida, Texas, Georgia and the other states in which Equity One owns properties; the continuing financial success of Equity One's current and prospective tenants; continuing supply constraints in its geographic markets; the availability of properties for acquisition; the success of its efforts to lease up vacant properties; the effects of natural and other disasters; the ability of Equity One successfully to integrate the operations and systems of acquired companies and properties; and other risks, which are described in Equity One's filings with the Securities and Exchange Commission.